Exhibit 99.1

NEWS RELEASE Atlanta, Georgia August 5, 2009 Contact: Investor Relations Phone: (770) 729-6512 E-mail: investor.relations@ems-t.com www.ems-t.com
EMS Technologies Announces Second Quarter 2009 Earnings
Revenues Higher by 19 Percent, Adjusted EBITDA Up 49 Percent
ATLANTA – August 5, 2009 – EMS Technologies, Inc. (NASDAQ: ELMG) today announced improved financial results for the second quarter of 2009, with double-digit increases in revenues and Adjusted EBITDA. EMS reported second-quarter revenues of $96.9 million, up 19 percent from Q2 2008, and net earnings of $4.8 million, or $0.32 per share, on a non-GAAP reporting basis excluding acquisition-related charges. These second quarter earnings per share were 45 percent higher than in the same period last year. EBITDA, excluding acquisition-related charges (“Adjusted EBITDA”), was $10.9 million, up 49 percent from the same period in 2008. The acquisition-related charges excluded from the non-GAAP results totaled $0.11 per share in the second quarter, primarily associated with the effects of FASB Statement No. 141(R). Net earnings on a GAAP basis, including these acquisition-related charges, were $3.2 million for the quarter, or $0.21 per share.
Commenting on the Company’s performance, Paul Domorski, president and chief executive officer, stated, “EMS was able to navigate second quarter economic headwinds and report encouraging financial results. Demand in several market sectors for our connectivity and tracking products helped overcome the effect of softness in corporate aviation, and our defense business made substantial profit contributions. We were also pleased that our LXE business returned to profitability, showing marked improvement in revenues, especially in the U.S.”
Revenue Growth in Communications & Tracking Led by In-flight Connectivity Demand, SwiftBroadband Momentum
The Company’s recent acquisitions in the Communications & Tracking business helped drive this segment’s second quarter revenues 69 percent higher in 2009 than in 2008. Communications & Tracking generated Adjusted EBITDA of $7.7 million in the second quarter of 2009, which was over $5 million higher than the comparable quarter in 2008. Approximately half of this Adjusted EBITDA growth was organic, reflecting a favorable contract mix and higher government assistance for qualified R&D expenditures in 2009, and the remainder of the growth related to the contribution from recent acquisitions.
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NEWS RELEASE Atlanta, Georgia August 5, 2009
Airlines continued to make progress on in-flight connectivity deployments during the quarter. EMS is a key hardware supplier to Aircell, which is rolling out its Gogo® Inflight Internet service in the U.S. EMS provides network and application servers and wireless access points for the Gogo service.
In the second quarter, the Company delivered the first of two new high-speed data eNfusion® System 6 SwiftBroadband systems to a charter operator and military customer. Targeted at mid-range business jets, this SwiftBroadband communications package enables passengers to affordably use a Wi-Fi device such as an iPhone™ or a BlackBerry®.
The Company’s Iridium-based cabin-class aircraft Forté™ satellite telephone system received its FAA Supplemental Type Certificate, permitting the system to be installed on virtually any business aircraft. Overall, airtime and equipment sales of Iridium equipment, which targets smaller fixed-wing aircraft and helicopter operators, increased during the second quarter.
Some sectors of our markets are being affected by slower sales of new corporate aircraft as aircraft OEMs re-evaluate their production rates and the inventory of used aircraft on the market. “EMS has targeted a diversified group of aero markets, including forward-fit and retrofit manufacturers serving the military and the air transport market. This diversity has helped EMS counter the effects, so far, of the weak overall economy. Despite short-term market challenges, we remain confident in the bright long-term future of the aero-connectivity sector,” Domorski said.
Defense & Space Revenues up 30 Percent, Fueled by Work on Key Communications Programs
EMS defense and space business revenues of $25.2 million were up more than 30 percent compared with Q2 2008, and operating income of $2.3 million increased 21 percent. Order backlog totaled almost $103 million. Second-quarter Adjusted EBITDA was $3.2 million.
Defense & Space performance continued to benefit from a strong backlog derived from key market sectors. There was a good balance of revenue from both development and recurring
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NEWS RELEASE Atlanta, Georgia August 5, 2009
production contracts. Contributing to the strong revenue performance in the quarter was the Company’s work to enhance the capabilities of the current B-2 and F-22 fleets, as well as work on the Suite of Integrated Radio Frequency Countermeasures (SIRFC). Other significant revenues were derived from major commercial anti-jam and national space programs.
The largest second quarter order was for a multi-band antenna that will enhance the communications capabilities of the current F-22 fleet. The EMS antenna will enable an F-22 to connect to other airborne assets.
“During the second quarter, EMS continued to position itself for additional growth in radar and net-centric communications, along with space markets,” said Domorski. “The proposed 2010 FY defense budget (released earlier this year) totals over $660 billion and calls for a strong focus on UAVs, situational awareness, communications-on-the-move, and space communications. The technology emphasis in these areas bodes well for EMS.”
LXE Revenue Up 24 Percent from Q1, Driven by U.S. Logistics Orders
The Company’s mobile logistics revenues significantly improved, and this segment returned to profitability in the second quarter. In particular, orders for LXE products in the Americas and cost-reduction efforts helped the mobile logistics segment report $0.2 million of operating income and $0.9 million of Adjusted EBITDA in the second quarter. Significant LXE wins included Advance Auto Parts, Americold Logistics, Cardinal Health and Exel Logistics.
Also during the quarter, the Company shipped 1,600 LXE MX-7 terminals to Autovision, the leader for car inspection in France, in a deal announced in the first quarter. The LXE equipment will be used in approximately 1,000 control centers throughout France.
Sales of the LXE VX6, a Windows® CE vehicle-mounted terminal, increased in Q2 in comparison with Q1, as a result of certain customers in industries less affected by the downturn investing in their infrastructure. The Company also expanded its international distributor base during the quarter, signing up new channel partners in Europe. EMS also signed a multi-year OEM agreement with utility meter-reading giant Itron Inc., to manufacture Itron’s next-generation ultra-rugged wireless handheld computer for the water, gas and electric utility markets.
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NEWS RELEASE (Continued) Atlanta, GA August 5, 2009
“We were encouraged by the improvement in the U.S. market in the second quarter, led by the cold goods and auto parts sectors. However, the European market began to show effects of the economic slowdown. We continue to address the uncertainty of the near-term prospects by pursuing plans for efficiency improvements and reductions in cost structure,” said Domorski.
Earnings Guidance
Domorski concluded, “A central strength of EMS is the breadth of our technology footprint, which has helped us weather these difficult times so far. We continue to be prudent with costs and look for synergistic opportunities within each of our businesses. Our recent acquisitions have also contributed significantly to our results to-date.
“However, we believe that current economic conditions are likely to persist throughout the year. Our connectivity markets are strong but certainly not immune to increasing pressures and risks, as reflected by the publicly-announced financial results of many other participants in these markets. Our worldwide presence also subjects us to broader economic risks, such as the potential effect on our profitability of the U.S. dollar’s value against other currencies.
“We have developed achievable business plans that we believe will help us to continue our forward profit momentum in this challenging environment. Based on current operating trends and expectations for our business, and the continuing delay in economic recovery in several of our key markets, we now expect that our results will be at the low end of our previous 2009 earnings guidance of $1.35 - $1.65 per share, excluding acquisition-related charges.”
Non-GAAP Financial Measures
The Company has presented its net earnings and earnings per share for 2009 on a non-GAAP basis, excluding acquisition-related charges. The Company believes that exclusion of these charges provides useful information about the results of its ongoing activities that is more comparable to results of prior fiscal periods and that is not subject to volatility arising from the timing and cost of acquisition activity.
These charges have included typical services required to complete an acquisition, such as legal advice, due diligence and asset valuation, which are required to be expensed under the newly-
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NEWS RELEASE (Continued) Atlanta, GA August 5, 2009
effective accounting standard FASB Statement No. 141(R). In addition, FASB Statement No.141(R) required that the Company record the earn-out liability on one of its recent acquisitions at estimated fair value on a discounted basis. The acquisition-related charges in the second quarter 2009 GAAP income statement related mainly to an increase in the estimated fair value of the earn-out liability, as well as, the accretion of that discounted liability. The accretion of, and adjustments (if any) to fair value of, the earn-out liability will affect GAAP earnings through 2010.
The Company does not expect additional significant acquisition activity in 2009, but if there is further such activity, its GAAP earnings would be reduced by the related acquisition costs.
About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving the aeronautical, asset tracking, defense, and mobile computing industries, EMS products and services enable universal mobility, visibility and intelligence. EMS has three reportable operating segments:
•	Communications & Tracking supplies a broad array of terminals and antennas that enable end-users in aircraft and other mobile platforms to communicate over satellite and air-to-ground links; this segment (formerly Satellite Communications) was renamed in 2009 to reflect recent acquisitions and their highly complementary connectivity products, including aeronautical wi-fi communications and data storage, aeronautical voice and tracking, and satellite-based machine-to-machine mobile communications;

•	Defense & Space supplies highly-engineered subsystems for defense electronics and sophisticated satellite applications – from military communications, radar, surveillance and countermeasures to commercial high-definition television, satellite radio, and live TV for innovative airlines; and

•	LXE is a leading provider of rugged terminals and wireless data networks used for logistics applications such as distribution centers, warehouses and container ports. LXE’s automatic identification and data capture products serve mobile information users at over 7,500 sites worldwide.
Visit www.ems-t.com for more information.
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NEWS RELEASE (Continued) Atlanta, GA August 5, 2009
There will be a conference call at 9:30 AM Eastern time on August 5, 2009 in which the Company’s management will discuss the financial results for the second quarter of 2009. If you would like to participate in this conference, please call 866-880-4121 (international callers call 1-706-758-6327) approximately 10 minutes before the call is scheduled to begin. In order to join the conference call participants will be required to provide conference ID number 22982396. A taped replay of the conference call will also be available through August 12, 2009 by dialing 800-642-1687 (international callers use 1-706-645-9291) and enter the conference ID number 22982396.
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Statements contained in this press release regarding the Company’s expectations for its financial results for 2009 and the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in the our principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in our effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics and space-based communications), and whether these responses and conditions develop according to our expectations;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the continued availability of financing for various mobile and high-speed data communications systems;
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•	risk that the recent turmoil in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results, and financial condition;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;

•	the increased potential for asset impairment charges as unfavorable economic conditions might affect the fair value of one or more of our business units;

•	the potential effects of Statement of Financial Accounting Standards No. 141(R), “Business Combinations,” which requires, for acquisitions completed in 2009 and thereafter, that certain acquisition-related expenditures should be accounted for as period expenses in the income statement, and that the acquisition-date fair value will become the measurement objective for all assets acquired and liabilities assumed, resulting in potential unfavorable effects on the income statement, including any changes in the amounts expected to be paid on post-acquisition earn-out agreements, as well as the accretion of the discounted value of the estimated payments;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule; and

•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the period ended April 4, 2009.
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EMS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per-share data)
Unaudited

	Three Months Ended		Six Months Ended
	July 4	June 28	July 4	June 28
	2009	2008	2009	2008
Net sales	$96.9	81.3	189.2	156.8
Cost of sales	63.9	51.7	127.3	98.6

Gross profit	33.0	29.6	61.9	58.2
Selling, general and administrative	23.7	20.7	46.3	40.8
Research & development	4.3	5.5	8.7	10.6
Acquisition-related charges	1.6	—	5.5	—

Operating income	3.4	3.4	1.4	6.8
Interest income & other	0.1	0.7	0.2	1.8
Interest expense	(0.7)	(0.4)	(1.3)	(0.8)
Foreign exchange gain	0.2	0.2	1.2	0.2
Acquisition-related FX adjustment	—	—	(1.4)	—

Earnings before taxes	3.0	3.9	0.1	8.0
Income tax benefit (expense)	0.2	(0.5)	0.1	(0.4)

Net earnings	$3.2	3.4	0.2	7.6

Outstanding shares — diluted	15.2	15.8	15.2	15.8
Earnings per share	$0.21	0.22	0.01	0.48

Supplemental data:
Net cash provided by operating activities	$6.9	0.9	22.1	6.8
Adjusted EBITDA	10.9	7.3	18.5	14.5
Adjusted EPS	0.32	0.22	0.47	0.48
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August 5, 2009
EMS Technologies, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(In millions)
Unaudited

	July 4	Dec 31
	2009	2008
Assets
Cash and cash equivalents	$42.1	87.0
Trade accounts receivable	68.2	65.8
Revenue in excess of billings on long-term contracts	26.6	30.5
Inventories	43.3	35.7
Other current assets	21.7	13.8

Current assets	201.9	232.8

Net property, plant and equipment	47.6	40.6
Goodwill	80.4	31.4
Other assets	68.4	22.6

	$398.3	327.4

Liabilities and Shareholders’ Equity
Current installments of long-term debt	$1.3	1.3
Accounts payable	31.2	25.4
Other current liabilities	53.6	40.7

Current liabilities	86.1	67.4
Long-term debt, less current installments	37.1	9.3
Other non-current liabilities	28.0	8.0
Shareholders’ equity	247.1	242.7

	$398.3	327.4

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August 5, 2009
EMS Technologies, Inc. and Subsidiaries
Segment Data
(In millions)
Unaudited

	Three Months Ended		Six Months Ended
	July 4	June 28	July 4	June 28
	2009	2008	2009	2008
Net sales
Communications & Tracking	$41.9	24.8	83.4	50.6
Defense & Space	25.2	19.0	52.1	34.4
LXE	29.8	37.5	53.7	71.8

Total	$96.9	81.3	189.2	156.8

Operating income (loss)
Communications & Tracking	$3.8	1.4	8.1	4.5
Defense & Space	2.3	1.9	5.2	2.4
LXE	0.2	0.7	(4.8)	1.2
Corporate and Other	(1.3)	(0.6)	(1.6)	(1.3)
Acquisition-related charges	(1.6)	—	(5.5)	—

Total	$3.4	3.4	1.4	6.8

Adjusted EBITDA
Communications & Tracking	$7.7	2.4	15.6	6.9
Defense & Space	3.2	2.6	6.8	3.8
LXE	0.9	2.2	(3.3)	3.3
Corporate and Other	(0.9)	0.1	(0.6)	0.5

Total	$10.9	7.3	18.5	14.5

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This press release contains information regarding our net earnings and earnings per share, excluding acquisition-related charges and an acquisition-related foreign exchange adjustment, and earnings before interest expense, income taxes, depreciation and amortization and excluding the acquisition-related charges and acquisition-related foreign exchange adjustment (“Adjusted EBITDA”). The Company believes that earnings that are based on these non-GAAP financial measures provide useful information to investors, lenders and financial analysts because (i) these measures are more comparable with the results for prior fiscal periods, and (ii) by excluding the potential volatility related to the timing and extent of non-operating activities, such as acquisitions or revisions of the estimated value of post-closing earn-outs, such results provide a useful means of evaluating the success of the Company’s ongoing operating activities. Also, the Company uses this information, together with other appropriate metrics, to set goals for and measure the performance of its operating businesses, to determine management’s incentive compensation, and to assess the Company’s compliance with debt covenants. Management further considers Adjusted EBITDA an important indicator of operational strengths and performance of its businesses. EBITDA measures are used historically by investors, lenders and financial analysts to estimate the value of a company, to make informed investment decisions and evaluate performance. Management believes that Adjusted EBITDA facilitates comparisons of our results of operations with those of companies having different capital structures. In addition, a measure similar to Adjusted EBITDA is a component of our bank lending agreement, which requires certain levels of Adjusted EBITDA to be achieved by the Company. This information should not be considered in isolation or in lieu of the Company’s operating and other financial information determined in accordance with GAAP. In addition, because EBITDA and adjustments to EBITDA are not determined consistently by all entities, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies.
Following is a reconciliation of our 2009 net earnings and earnings per share to the non-GAAP financial measures that exclude acquisition-related charges and an acquisition-related foreign exchange adjustment (in millions, except per share data — unaudited):

	Three Months Ended		Six Months Ended
	July 4, 2009		July 4, 2009
	Net	Earnings	Net	Earnings
	earnings	per share	earnings	per share
As reported	$3.2	0.21	0.2	0.01
Acquisition-related charges	1.6	0.11	5.5	0.37
Acquisition-related foreign exchange adjustment	—	—	1.4	0.09

As adjusted	$4.8	0.32	7.1	0.47

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August 5, 2009
Following is a reconciliation of net earnings to Adjusted EBITDA and earnings (loss) before income taxes to Adjusted EBITDA by segment, for the three months and six months ended July 4, 2009 and June 28, 2008 (in millions — unaudited):

				Corp and
	C&T	D&S	LXE	Other	Total
Three Months Ended July 4, 2009
Net earnings					$3.2
Income tax benefit					(0.2)

Earnings (loss) before income taxes	$4.2	2.3	—	(3.5)	3.0
Interest expense	—	—	—	0.7	0.7
Depreciation and amortization	3.5	0.9	0.9	0.3	5.6
Acquisition-related charges	—	—	—	1.6	1.6

Adjusted EBITDA	$7.7	3.2	0.9	(0.9)	$10.9

Six Months Ended July 4, 2009
Net earnings					$0.2
Income tax benefit					(0.1)

Earnings (loss) before income taxes	$9.4	5.2	(5.2)	(9.3)	0.1
Interest expense	—	—	0.1	1.2	1.3
Depreciation and amortization	6.2	1.6	1.8	0.6	10.2
Acquisition-related charges	—	—	—	5.5	5.5
Acquisition-related foreign exchange adjustment	—	—	—	1.4	1.4

Adjusted EBITDA	$15.6	6.8	(3.3)	(0.6)	$18.5

Three Months Ended June 28, 2008
Net earnings					$3.4
Income tax expense					0.5

Earnings (loss) before income taxes	$1.7	1.9	0.8	(0.5)	3.9
Interest expense	—	—	0.1	0.3	0.4
Depreciation and amortization	0.7	0.7	1.3	0.3	3.0

Adjusted EBITDA	$2.4	2.6	2.2	0.1	$7.3

Six Months Ended June 28, 2008
Net earnings					$7.6
Income tax expense					0.4

Earnings (loss) before income taxes	$5.0	2.4	1.2	(0.6)	8.0
Interest expense	0.1	—	0.2	0.5	0.8
Depreciation and amortization	1.8	1.4	1.9	0.6	5.7

Adjusted EBITDA	$6.9	3.8	3.3	0.5	$14.5

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NEWS RELEASE Atlanta, Georgia August 5, 2009

For further information please contact:	Gary B. Shell Chief Financial Officer (770) 729-6512
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